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Exhibit 5.1

June 4, 2010

Media General, Inc.

333 East Franklin Street

Richmond, Virginia 23219

Media General, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel to Media General, Inc., a Virginia corporation (the “Company”), Media General Communications, Inc., a Delaware corporation (“Communications”), Media General Operations, Inc., a Delaware corporation (“Operations”), Blockdot, Inc., a Texas corporation (“Blockdot”), Birmingham Broadcasting Co., Inc., a Delaware corporation (“Broadcasting Inc.”), Birmingham Broadcasting (WVTM-TV) LLC, a Delaware limited liability company (“Broadcasting LLC”), DealTaker, Inc., a Delaware corporation (“DealTaker”), Media General Communications Holdings, LLC, a Delaware limited liability company (“Holdings”), Professional Communications Systems, Inc., a Florida corporation (“Systems”), NES II, Inc., a Virginia corporation (“NES”), and Virginia Paper Manufacturing Corp., a Georgia corporation (“Manufacturing”; Communications, Operations, Blockdot, Broadcasting Inc., Broadcasting LLC, DealTaker, Holdings, Systems, NES and Manufacturing are collectively referred to as, the “Guarantors”) in connection with the registration statement on Form S-4 (the “Registration Statement”), filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer to exchange the Company’s 11 3/4% Senior Secured Notes due 2017 (the “Exchange Notes”), for the Company’s currently outstanding 11 3/4% Senior Secured Notes due 2017 issued February 12, 2010 (the “Original Notes”). The Original Notes were, and the Exchange Notes will be, issued under the Indenture, dated as of February 12, 2010 (the “Indenture”), between the Company, the Guarantors, and The Bank of New York Mellon, as trustee. The Exchange Notes will be guaranteed by the Guarantors pursuant to the Indenture (the “Guarantees”). The exchange will be made pursuant to an exchange offer (the “Exchange Offer”) contemplated by the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Indenture; and (iii) such records of the Company and the Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and the Guarantors, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions hereinafter set forth.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our

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examination of executed documents or documents to be executed, with respect to the parties thereto, other than the Company and the Guarantors, we have assumed (i) that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder, (ii) the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and (iii) the validity and binding effect on such parties.

As to any facts material to the opinions expressed herein, we have relied, to the extent we deem reasonably appropriate, upon certificates, statements and representations of officers and other representatives of the Company and the Guarantors.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Exchange Notes (in the form referred to in Exhibit 4.1 to the Registration Statement), and the Guarantees related thereto, will, upon (i) due execution and authentication in accordance with the terms of the Indenture, and (ii) the exchange of the Exchange Notes upon consummation of the Exchange Offer against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, with respect to the Exchange Notes, constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and with respect to the Guarantees related thereto, constitute valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms, except in each case to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Our opinions are limited to the laws of the Commonwealth of Virginia, the State of New York, the State of Florida, the State of Georgia, the Delaware General Corporation Law, the Delaware Limited Liability Company Act, the State of Texas under Title 2 of the Texas Business Organizations Code, and the federal laws of the United States, and we do not express any opinion concerning any other law.

Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the effective date of the Registration Statement.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement or any amendment thereto. We also consent to the reference to our name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ McGuireWoods LLP

McGuireWoods LLP

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